MOTOROLA SOLUTIONS, INC.
LISTING OF MAJOR SUBSIDIARIES
12/31/2019

EXHIBIT 21

Motorola Solutions Australia Pty. Limited	Australia
Vesta Solutions, Inc.	California, U.S.
Avigilon Corporation	Canada
Motorola Solutions Canada Inc.	Canada
Vesta Solutions Communications Corp.	Canada
Interexport Telecomunicaciones y Servicios S.A.	Chile
Quorum II	Chile
Mobilink S.A.	Chile
Interexport Telecomunicaciones e Integracion de Sistemas S.A.	Chile
Motorola Solutions (China) Co. Ltd.	China
VaaS International Holdings, Inc.	Delaware, U.S.
Kodiak Networks, Inc.	Delaware, U.S.
WatchGuard Video, Inc.	Delaware, U.S.
Avtec, LLC	Delaware, U.S.
Motorola Solutions Credit Company LLC	Delaware, U.S.
Network Ventures I, Inc.	Delaware, U.S.
Motorola Solutions Funding Corporation	Delaware, U.S.
Digital Recognition Network, Inc.	Delaware, U.S.
Vigilant Solutions, LLC	Delaware, U.S.
Motorola Solutions UK Limited	England
Motorola Solutions UK acquisition Company Limited	England
Guardian Digital Communications Limited	England
Motorola Solutions UK Two LP	England
Motorola Solutions International Holding Limited	England
Motorola Solutions UK One LP	England
Airwave Solutions Limited	England
Motorola Solutions Germany GmbH	Germany
Vigilant Solutions India Private Limited	India
Kodiak Networks India Private Limited	India
Motorola Solutions Israel Limited	Israel
Motorola Solutions Malaysia Sdn Bhd	Malaysia
Edesix Limted	Scotland
Plate Recon, LLC	Texas, U.S.
420 E Exchange Parkway, LLC	Texas, U.S.
Vigilant Video Co., Ltd	Vietnam
Twisted Pair Solutions, Inc.	Washington, U.S.